      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1997
                                                    REGISTRATION NO. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE SHERWIN-WILLIAMS COMPANY
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

               OHIO                               5231                            34-0526850
   (State or other jurisdiction             (Primary Standard                  (I.R.S. Employer
 of incorporation or organization)      Industrial Classification           Identification Number)
                                              Code Number)

                           101 Prospect Avenue, N.W.
                             Cleveland, Ohio 44115
                                 (216) 566-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              L.E. Stellato, Esq.
                 Vice President, General Counsel and Secretary
                          The Sherwin-Williams Company
                           101 Prospect Avenue, N.W.
                             Cleveland, Ohio 44115
                                 (216) 566-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                    Copy to:
                         Catherine Collins McCoy, Esq.
                                Arnold & Porter
                             555 12th Street, N.W.
                          Washington, D.C. 20004-1202
                                 (202) 942-5055
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
==============================================================================================================================
                                                                                        PROPOSED MAXIMUM
                                                                 PROPOSED MAXIMUM          AGGREGATE
       TITLE OF EACH CLASS OF                AMOUNT          AGGREGATE OFFERING PRICE       OFFERING            AMOUNT OF
    SECURITIES TO BE REGISTERED       TO BE REGISTERED(1)          PER SHARE(1)             PRICE(1)       REGISTRATION FEE(2)
-------------------------------------------------------------------------------------------------------------------------------
7.375% Debentures Due 2027..........      $150,000,000                  100%              $150,000,000           $ 45,455
7.45% Debentures Due 2097...........      $150,000,000                  100%              $150,000,000           $ 45,455
------------------------------------------------------------------------------------------------------------------------------
Total...............................      $300,000,000                                    $300,000,000           $ 90,910
==============================================================================================================================

---------------

(1) Estimated solely for purposes of calculating the registration fee.

(2) Calculated pursuant to Rule 457(f)(2).
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

PROSPECTUS
----------

SUBJECT TO COMPLETION, DATED APRIL   , 1997

                          THE SHERWIN-WILLIAMS COMPANY

              OFFER TO EXCHANGE                             OFFER TO EXCHANGE
               ALL OUTSTANDING                               ALL OUTSTANDING
          7.375% DEBENTURES DUE 2027                    7.45% DEBENTURES DUE 2097

                     FOR                                           FOR

          7.375% DEBENTURES DUE 2027                    7.45% DEBENTURES DUE 2097
          WHICH HAVE BEEN REGISTERED                    WHICH HAVE BEEN REGISTERED
           UNDER THE SECURITIES ACT                      UNDER THE SECURITIES ACT
             OF 1933, AS AMENDED                           OF 1933, AS AMENDED

                            ------------------------

                              THE EXCHANGE OFFERS
                 WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                   ON                  , 1997 UNLESS EXTENDED
                            ------------------------

     The Sherwin-Williams Company, an Ohio corporation (the "Company"), hereby offers (the "Exchange Offers"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding 7.375% Debentures Due 2027 (the "Old 2027 Debentures"), of which an aggregate of $150,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 7.375% Debentures Due 2027 (the "New 2027 Debentures"), and to exchange its outstanding 7.45% Debentures Due 2097 (the "Old 2097 Debentures"), of which an aggregate of $150,000,000 in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 7.45% Debentures Due 2097 (the "New 2097 Debentures"). The form and terms of the New 2027 Debentures and New 2097 Debentures (collectively, the "New Debentures") will be the same as the form and terms of the Old 2027 Debentures and the Old 2097 Debentures (collectively, the "Old Debentures"), respectively, except that (i) the New Debentures will be registered under the Securities Act of 1933, as amended (the "Securities Act"), and hence will not bear legends restricting the transfer thereof and (ii) the holders of the New Debentures will not be entitled to certain rights of holders of the Old Debentures under the Registration Agreement (as defined herein), which rights will terminate upon the consummation of the Exchange Offers. The New 2027 Debentures and the New 2097 Debentures will evidence the same debt as the Old 2027 Debentures and the Old 2097 Debentures, respectively, and will be entitled to the benefits of an indenture dated as of February 1, 1996, governing the Old Debentures and the New Debentures (the "Indenture"). The Indenture provides for the issuance of both the New Debentures and the Old Debentures. The New 2027 Debentures and the Old 2027 Debentures are sometimes referred to herein collectively as the "2027 Debentures"; the Old 2097 Debentures and the New 2097 Debentures sometimes referred to herein collectively as the "2097 Debentures"; and the 2027 Debentures and the 2097 Debentures are sometimes referred to herein collectively as the "Debentures."

                                                        (Continued on next page)
                            ------------------------

     SEE "RISK FACTORS" COMMENCING ON PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY HOLDERS WHO TENDER OLD DEBENTURES IN THE EXCHANGE OFFERS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
         PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

               THE DATE OF THIS PROSPECTUS IS             , 1997

(Cover page continued)

     Interest on the Debentures is payable semiannually on February 1 and August 1 of each year, commencing August 1, 1997. Each of the New 2027 Debentures and the New 2097 Debentures is redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of each such New Debenture and (ii) the sum of the present values of the Remaining Scheduled Payments (as defined herein) thereon discounted at the Treasury Rate (as defined herein) plus, in the case of the New 2027 Debentures, 10 basis points and, in the case of the New 2097 Debentures, 15 basis points, plus, in either case, accrued interest to the date of redemption. See "Description of the New Debentures -- Optional Redemption." Upon the occurrence of a Tax Event (as defined herein) the Company will have the right to shorten the maturity of the New 2097 Debentures to the extent required so that the interest paid on the New 2097 Debentures will be deductible by the Company for Federal income tax purposes. See "Description of the New
Debentures -- Conditional Right to Shorten Maturity; Certain Federal Income Tax Considerations Relating to the 2097 Debentures."

     Prior to the Exchange Offer, there has been no public market for the Old Debentures. The Company does not intend to list the New Debentures on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Debentures will develop. To the extent that a market for the New Debentures does develop, the market value of the New Debentures will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Debentures, to the extent that they are actively traded, to trade at a significant discount from face value.

     The New Debentures will be available only in book-entry form. The Company expects that the New Debentures issued pursuant to the Exchange Offers will be issued in the form of one or more fully registered global debentures that will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global debentures representing the New Debentures will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. After the initial issuance of such global debentures, New Debentures in certificated form will be issued in exchange for the global debentures only in accordance with the terms and conditions set forth in the Indenture. See "Description of the New Debentures -- Book-Entry, Delivery and Form" and "Description of the New Debentures -- Certificated Debentures."

     The Company will accept for exchange any and all Old Debentures which are properly tendered in the Exchange Offers prior to 5:00 p.m., New York City time,
on             , 1997 (if and as extended, the "Expiration Date"). Tenders of
Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offers are not conditioned upon any minimum principal amount of Old Debentures being tendered for exchange. Old Debentures may be tendered only in integral multiples of $1,000. In the event the Company terminates either or both of the Exchange Offers and does not accept for exchange any Old 2027 Debentures or Old 2097 Debentures, as the case may be, the Company will promptly return all previously tendered Old 2027 Debentures or Old 2097 Debentures, as the case may be, to the holders thereof.

     Based on a previous interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters to third parties, the Company believes that the New Debentures issued pursuant to the Exchange Offers in exchange for Old Debentures may be offered for resale, resold, and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Debentures in its ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Debentures. Holders of Old Debentures wishing to accept either or both of the Exchange Offers must represent to the Company that such conditions have been met.

     Each broker-dealer that receives New Debentures for its own account pursuant to either or both of the Exchange Offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter," within the meaning of the Securities Act, in connection with resale of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

     The Company believes that none of the registered holders of the Old Debentures is an affiliate (as such term is defined in Rule 405 under the Securities Act) of the Company. The Company has not entered into any arrangement or understanding with any person to distribute the New Debentures to be received in the Exchange Offers, and to the best of the Company's information and belief, each person participating in either or both of the Exchange Offers is acquiring the New Debentures in the ordinary course of business and has no arrangement or understanding with any person to participate in the distribution of the New Debentures to be received in either or both of the Exchange Offers.

     The Company will not receive any proceeds from the Exchange Offers. The Company has agreed to bear the expenses of the Exchange Offers. No underwriter is being used in connection with the Exchange Offers.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N W., Washington, D.C. 20549, as well as at the following Regional
Offices: 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street-Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Commission by mail at prescribed rates. Requests should be directed to the Commission's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of documents filed by the Company with the Commission may also be accessed electronically by means of the Commission's home page on the world wide web on the Internet at "http://www.sec.gov". Copies of such material may also be inspected at the offices of the New York Stock Exchange, Inc. ("NYSE"), 20 Broad Street, New York, New York.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Company and the Debentures. Statements contained herein concerning the provisions of any documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.
                               ------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference:

          (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

          (ii) the Company's Current Reports on Form 8-K dated January 7, 1997 and January 29, 1997.

     Each document or report filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE
MADE BY             , 1997.

     This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to:

                          The Sherwin-Williams Company
                           101 Prospect Avenue, N.W.
                                   12th Floor
                              Cleveland, OH 44115
                           Telephone: (216) 566-2000
                         Attention: Corporate Secretary

                                  THE COMPANY

     The Sherwin-Williams Company (the "Company"), which was first incorporated under the laws of the State of Ohio eighteen years after its founding in 1866, is a leading manufacturer and retailer of coatings and related products to professional, industrial, commercial and retail customers.

     The Company's structure consists of two main segments: the Paint Stores Segment and the Coatings Segment. The Paint Stores Segment, which operated 2,156 specialty paint stores in the United States, Canada and Puerto Rico at December 31, 1996, is the exclusive distributor of Sherwin-Williams(R) branded architectural coatings, industrial maintenance products, industrial finishes and related items produced by the Coatings Segment of the Company and others. The Paint Stores Segment is also a distributor of similar coatings and other products manufactured by third parties. Paint, wallcoverings, floorcoverings, window treatments, spray equipment and other associated products are marketed by store personnel and direct sale representatives to the do-it-yourself customer, professional painter, contractor, industrial and commercial maintenance customer, property manager, architect and manufacturer of products requiring a factory finish.

     The five divisions within the Coatings Segment (Coatings, Consumer Brands, Automotive, Transportation Services and Diversified Brands) participate in the manufacture, distribution or sale of coatings and related products. The Coatings Segment employs a variety of trade names and trademarks including Sherwin-Williams(R), Dutch Boy(R), Ralph Lauren(TM), Pratt & Lambert(R), Con-Lux(R), H&C(R), Martin-Senour(R), Cuprinol(R), Krylon(R), Dupli-Color(R), Rubberset(R), White Lightning(R), Standox(R), Rust Tough(R), Kem-Tone(R), Excelo(TM), Lazzuril(TM), Colorgin(TM) and other brands.

     The Coatings Division manufactures paint and paint-related products for do-it-yourself customers, professional painters, contractors, industrial and commercial maintenance accounts, and manufacturers of factory finished products. Sherwin-Williams(R) branded architectural and industrial finishes are manufactured exclusively for the Paint Stores Segment. Labels, color cards, traffic paint, adhesives, private label and other branded products are manufactured for the Paint Stores Segment, the Consumer Brands Division and other divisions of the Company. In 1996, one of the primary goals of the Coatings Division was to integrate the manufacturing operations of Pratt & Lambert United, Inc. ("Pratt & Lambert"), which was acquired on January 8, 1996.

     The Consumer Brands Division is responsible for the sales and marketing of branded and private label products by a direct sales staff to unaffiliated home centers, mass merchandisers, independent dealers and distributors. Many of the country's leading retailers are among the Division's regional and national customers. The acquisition of Pratt & Lambert provided the Division sales and marketing responsibility over the Pratt & Lambert(R), Fabulon(R) and M.L. Campbell(R) brands. In addition to expanding sales of branded products through independently-owned paint and decorator stores, the acquisition enabled the Division to significantly enlarge its distribution of private label products in the mass merchandiser and home center channels. The home center channel continues to consolidate, creating competition for the business of the best regional and national home centers. The Division has been successful in targeting the majority of the strong home centers. The Division's launch of the Ralph Lauren(TM) paint line was highly successful in 1996, with distribution through both the independent store and home center channels.

     The Automotive Division develops and manufactures motor vehicle finish and refinish products which are marketed under the Sherwin-Williams(R) and other branded labels in the United States and Canada through its network of 135 company-operated branches at December 31, 1996. The branches are supported by a direct sales staff. Products are also marketed through independent jobbers and wholesale distributors. The Division sells directly to independent automotive body shops, automotive dealerships, fleet owners and refinishers, production shops, body builders and manufacturers requiring a factory finish. In furtherance of the Division's international growth, Productos Quimicos Y Pinturas, S.A. de C.V. and its affiliated companies ("Productos") were acquired in January 1996. Productos is the second largest automotive paint distributor in Mexico, manufacturing and marketing the highly recognized Excelo(TM) brand product line for the vehicle refinish market. Also in 1996, the Division assumed the management of the automotive coatings business of the Stierling Group of companies, a leading producer of automotive coatings in Chile. Lazzuril Tintas S/A, a Brazilian automotive coatings company, was also acquired.

     The Transportation Services Division provides warehousing, truckload freight, pool assembly, freight brokerage and consolidation services primarily for the Company and for certain external manufacturers, distributors and retailers throughout the United States and Canada. This Division provides the Company with total logistics service support which allows increased delivery schedules, lower field inventory levels and fewer out-of-stocks. The Division spent the majority of 1996 integrating and consolidating the distribution centers obtained through the Pratt & Lambert acquisition into its existing distribution network.

     The Diversified Brands Division competes in the following areas: retail and wholesale consumer aerosols; custom and industrial aerosols; paint applicators; and cleaning products. The Division participates in the retail and wholesale paint, automotive, homecare products, institutional, insecticide and industrial markets. A wide variety of aerosol products are filled, packaged and distributed to regional, national and international customers. Approximately 6.2 percent of the Division's total sales in 1996 represented aerosols and paint applicators sold to the Paint Stores Segment. The remaining products are marketed through mass merchandisers, home centers, automotive chains and maintenance distribution channels. In 1996, the Division added consumer, industrial and janitorial cleaning products, with reputable brand names such as Cello(R) and Spring Fresh(R), to its product selection in the United States through the acquisitions of the Household and Professional Products Division of Grow Group, Inc. (Cleaning Solutions Group) and Sunshine Quality Products, Inc. The Division also expanded internationally in 1996 through the acquisition of Industria Quimica Elgin Ltda., a leading producer and marketer of aerosol paint under the Colorgin(TM) brand label in Brazil.

     Since 1979, the Company's revenues and net income from continuing operations and dividends have increased in each year. The Company's record is the result of both internal growth and acquisitions. During 1995 and 1996, the Company made several significant strategic acquisitions which expanded the Company's products, distribution channels and geographic coverage. The Company's largest acquisition over this period was Pratt & Lambert. Pratt & Lambert manufactures and markets coatings to independent dealers, mass merchandisers, home centers and specialty markets. The acquisition of Pratt & Lambert provided the Company with an expanded customer base and the benefit of Pratt & Lambert's reputation of providing quality products to independent dealers since 1849.

     On January 7, 1997, the Company completed its acquisition (the "Thompson Minwax Acquisition") of Thompson Minwax Holding Corp. ("Thompson Minwax"). The total purchase price of Thompson Minwax, including the retirement of certain indebtedness of Thompson Minwax, was approximately $830 million. The Company funded the acquisition from the proceeds of borrowings of different maturities and interest rates under the Company's commercial paper program. Thompson Minwax is a major producer and marketer in the United States of interior stains and varnishes under the Minwax(R) brand name, exterior water sealers and stains under the Thompson's(R) brand name, finishing and enamel coating products under the Formby's(R) and Red Devil(R) brand names, and high-performance specialty lubricants under the Tri-Flow(TM) brand name. Ronseal Limited, a subsidiary of Thompson Minwax, is a major producer and seller of interior and exterior stains in Ireland and the United Kingdom under the leading Ronseal(TM) brand name. The Company believes that the acquisition of Thompson Minwax broadens the Company's product offerings, adds strong brand names, increases the Company's penetration in home centers, mass merchandisers and independent paint stores, and provides a platform to expand the distribution in the United Kingdom of branded products currently produced by the Coatings Segment.

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference.

                                  THE EXCHANGE

THE EXCHANGE OFFERS........  The Company is offering to exchange $1,000 principal amount of New 2027 Debentures and New 2097 Debentures, respectively, for each $1,000 principal amount of Old 2027 Debentures and Old 2097 Debentures, respectively, that are properly tendered and accepted. The Company will issue the New 2027 Debentures and New 2097 Debentures on or promptly after the Expiration Date. There is $150,000,000 aggregate principal amount of the Old 2027 Debentures outstanding and $150,000,000 aggregate principal amount of the Old 2097 Debentures outstanding. See "The Exchange Offers."

                             Based on an interpretation of the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Debentures issued pursuant to the Exchange Offers in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by any holder thereof (other than (i) a broker-dealer who purchases such New Debentures directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such holder's business and that such holder has no arrangement or understanding with any person to participate in the distribution of such New Debentures. In the event that the Company's belief is inaccurate, holders of New Debentures who transfer New Debentures in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration thereunder may incur liability thereunder. The Company does not assume or indemnify holders against such liability. The Exchange Offers are not being made to, nor will the Company accept surrenders for exchange from, holders of Old Debentures (i) in any jurisdiction in which the Exchange Offers or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction or (ii) if any holder is engaged or intends to engage in a distribution of New Debentures. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. See "Plan of Distribution."

EXPIRATION DATE............  The Exchange Offers will expire at 5:00 p.m., New
                             York City time, on           , 1997, unless either
                             or both Exchange Offers are extended, in which case the term "Expiration Date" shall mean the latest date and time to which each of the Exchange Offers is extended. The Company will accept for exchange any and all Old Debentures which are properly tendered in the Exchange Offers prior to 5:00 p.m., New York City time, on the Expiration Date. The New Debentures issued pursuant to the Exchange Offers will be delivered on or promptly after the Expiration Date.

CONDITIONS TO THE EXCHANGE
  OFFERS...................  The Company may terminate the Exchange Offers if it determines that its ability to proceed with either or both of the Exchange Offers could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation, any interpretation by the staff of the Commission of any existing law, statute, rule or regulation or the failure to obtain any necessary approvals of governmental agencies or holders of the Old Debentures. The Company does not expect any of the foregoing conditions to occur, although there can be no assurances any such conditions will not occur.

PROCEDURES FOR TENDERING
  OLD DEBENTURES...........  Each holder of Old Debentures wishing to accept either or both of the Exchange Offers must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Debentures and any other required documentation to The Chase Manhattan Bank, as Exchange Agent, at the address set forth herein. By executing the Letter of Transmittal or by transmitting an Agent's Message (as defined below) in lieu thereof, each holder will represent to the Company that, among other things, the New Debentures acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the person receiving such New Debentures, such person does not have an arrangement or understanding with any person to participate in the distribution of such New Debentures and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer, including an Agent's Message in lieu of a Letter of Transmittal.

BENEFICIAL OWNERS..........  Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Debentures in either or both of Exchange Offers should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Old Debentures who wish to tender their
                             Old Debentures and who cannot deliver their Old Debentures or the Letter of Transmittal to The Chase Manhattan Bank, as Exchange Agent, prior to the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, must tender their Old Debentures according to the guaranteed delivery procedures set forth in "The Exchange Offers -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES.............  For a discussion of certain federal income tax consequences relating to the exchange of New
                             Debentures for Old Debentures, see "Certain Federal Income Tax Consequences of Participation in the Exchange Offers."

EXCHANGE AGENT.............  The Chase Manhattan Bank is the Exchange Agent. Its
                             telephone number is (212) 638-0458. The address of the Exchange Agent is set forth in "The Exchange Offers -- Exchange Agent." The Chase Manhattan Bank also serves as trustee under the Indenture.

SHELF REGISTRATION
  STATEMENT................  Under certain circumstances described in the
                             Registration Agreement, certain holders of
                             Debentures (including holders who are not permitted to participate in the Exchange Offers or who may not freely resell New Debentures received in the Exchange Offers) may require the Company to file, and use best efforts to cause to become effective, a shelf registration statement under the Securities Act, which would cover resales of Debentures by such holders. See "Description of the New Debentures -- Registration Agreement."

CONDITIONS TO THE EXCHANGE
  OFFERS...................  The Exchange Offers are not conditioned on any minimum principal amount of Old Debentures being tendered for exchange. The Exchange Offers are subject to certain other customary conditions, each of which may be waived by the Company. See "The Exchange Offers -- Certain Conditions to the Exchange Offers."

                   SUMMARY DESCRIPTION OF THE NEW DEBENTURES

     The terms of the New Debentures and the Old Debentures are identical in all material respects, except for certain transfer restrictions and registration rights relating to the Old Debentures. Whenever defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. In the event that neither this Registration Statement is declared effective nor a Shelf Registration Statement (as defined herein) is filed on or prior to August 9, 1997, the annual interest rate borne by the Old Debentures will be increased by 0.25%. If the Exchange Offers are not consummated and the Shelf Registration Statement is not declared effective by September 8, 1997, the annual interest rate borne by the Old Debentures will be increased by an additional 0.25%. If the annual interest rate borne by the Old Debentures shall have been increased by reason of the circumstances described in one or both of the two preceding sentences, upon (i) the declaration that this Registration Statement is effective or a Shelf Registration Statement is filed at any time after August 9, 1997, the previously increased annual interest rate borne by the Old Debentures will be decreased by 0.25%, and (ii) the consummation of the Exchange Offers or the effectiveness of the Shelf Registration Statement at any time after September 8, 1997, the annual interest rates on the Old Debentures will revert to the annual interest rates set forth on the cover page of this Prospectus.

     The New Debentures will bear interest from the most recent date to which interest has been paid on the Old Debentures or, if no interest has been paid on the Old Debentures, from February 10, 1997. Accordingly, registered holders of New Debentures on the relevant record date for the first interest payment date following the consummation of the Exchange Offers will receive interest accruing from the most recent date to which interest has been paid on the Old Debentures or, if no interest has been paid, from February 10, 1997. Old Debentures accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offers. Holders whose Old Debentures are accepted for exchange will not receive any payment in respect of interest on such Old Debentures otherwise payable on any interest payment date, the record date for which occurs on or after consummation of the Exchange Offers.

                               THE NEW DEBENTURES

NEW DEBENTURES OFFERED.....  $150,000,000 principal amount of 7.375% Debentures
                             Due 2027 and $150,000,000 principal amount of 7.45% Debentures Due 2097.

MATURITY...................  The New 2027 Debentures will mature on February 1,
                             2027 and the New 2097 Debentures will mature on February 1, 2097.

INTEREST PAYMENT DATES.....  Interest on the New Debentures is payable semiannually on each February 1 and August 1, commencing August 1, 1997.

OPTIONAL REDEMPTION........  Each of the New 2027 Debentures and the New 2097
                             Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of each such Debenture and
                             (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted at the Treasury Rate plus, in the case of the New 2027 Debentures, 10 basis points and, in the case of the New 2097 Debentures, 15 basis points, plus, in either case, accrued interest to the date of redemption. See "Description of the New
                             Debentures -- Optional Redemption."

CONDITIONAL RIGHTS TO
  SHORTEN MATURITY OF 2097
  DEBENTURES...............  Upon the occurrence of a Tax Event, the Company will have the right to shorten the maturity of the New 2097 Debentures to the extent required so that the interest paid on the New 2097 Debentures will be deductible by the Company for federal income tax purposes. See "Description of the New
                             Debentures -- Conditional Right to Shorten Maturity of 2097 Debentures; Certain Federal Income Tax Considerations Relating to the 2097 Debentures."

RANKING....................  The New Debentures will be senior securities of the
                             Company, ranking pari passu with all other unsubordinated and unsecured indebtedness of the Company.

                                  RISK FACTORS

     Holders of Old Debentures should carefully review the information contained elsewhere in this Prospectus and should particularly consider the following matters.

CONDITIONAL RIGHT TO SHORTEN MATURITY OF 2097 DEBENTURES; CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE 2097 DEBENTURES

     The Company intends to deduct interest paid on the Debentures for Federal income tax purposes. However, the Clinton Administration's budget proposal for Fiscal Year 1998, released on February 6, 1997, contained a series of proposed tax law changes that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maximum weighted average maturity of more than 40 years. This proposal would be effective generally for instruments issued on or after the date of first Congressional committee action relating thereto. However, it is not clear from the proposal as to what constitutes "Congressional Committee Action" with respect to the proposal. There can be no assurance that this proposal or similar legislation affecting the Company's ability to deduct interest paid on the Old or New 2097 Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

     In addition, under existing general tax law principles, the Internal Revenue Service or a court might take the position that debt instruments that do not mature for a very long time (for example, debt instruments like the 2097 Debentures that mature in 100 years) should not be treated as debt for Federal income tax purposes, but rather as equity. The Company believes that, based on the factors applied under existing general tax law principles, the 2097 Debentures are valid debt, the Company can deduct interest payments thereon, and holders should treat such payments as interest. If, however, the 2097 Debentures were to be treated as equity, the Company would not be able to deduct interest payments thereon, and holders would be required to treat such payments as dividends (or other distributions on equity) and not as interest.

     Accordingly, upon occurrence of a Tax Event (as defined herein), including, without limitation, as a result of the circumstances described in the first two paragraphs of this section, the Company will have the right to shorten the maturity of the 2097 Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the 2097 Debentures will be deductible for Federal income tax purposes. There can be no assurance that the Company would not exercise its right to shorten the maturity of the 2097 Debentures upon the occurrence of such a Tax Event.

     If the 2097 Debentures constitute indebtedness for Federal income tax purposes under current law, exercise by the Company of its right to shorten the maturity of the 2097 Debentures would not be a taxable event to holders. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the 2097 Debentures will be a taxable event to holders if the 2097 Debentures are treated as equity for purposes of Federal income taxation under current law before the maturity is shortened, assuming that the 2097 Debentures of shortened maturity are treated as debt for such purposes.

     Should the 2097 Debentures be treated as equity for Federal income tax purposes, some holders of the 2097 Debentures may be adversely impacted from a Federal income tax perspective. For example (and without limiting the potential holders who might be adversely affected), if the 2097 Debentures are so treated as equity and payments on the 2097 Debentures are therefore treated as dividends, in the case of non-U.S. holders of the 2097 Debentures such dividends would under current law be subject to U.S. withholding tax at a 30% rate or, if applicable, at a lower rate prescribed by treaty, whereas under current law interest for many non-U.S. holders are exempt from U.S. withholding tax.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD DEBENTURES

     The Old Debentures have not been registered under the Securities Act or any state securities laws and therefore may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions. Old Debentures which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the

Exchange Offers, holders of Old Debentures which remain outstanding will not be entitled to any rights to have such Old Debentures registered under the Securities Act or to any similar rights under the Registration Agreement (subject to certain limited exceptions as described herein). See "Description of the New Debentures -- Registration Agreement." The Company does not intend to register under the Securities Act any Old Debentures which remain outstanding after consummation of the Exchange Offer (subject to such limited exceptions, if applicable). To the extent that Old Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Debentures could be adversely affected. See "The Exchange Offers -- Consequences of Failure to Exchange Old Debentures."

ABSENCE OF PUBLIC MARKET

     The Old Debentures were issued to, and the Company believes are currently owned by, a relatively small number of beneficial owners. The Old Debentures have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for the New Debentures. Although the New Debentures will generally be permitted to be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will constitute a new issue of securities with no established trading market. Any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offers. Accordingly, no assurance can be given that an active public or other market will develop for the New Debentures or the Old Debentures or as to the liquidity of or the trading market for New Debentures or the Old Debentures. If an active public market does not develop, the market price and liquidity of the New Debentures may be adversely affected.

     If a public trading market for the New Debentures develops, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the New Debentures may trade at a discount.

     Notwithstanding the registration of the New Debentures in the Exchange Offers, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Debentures only in compliance with the provisions of Rule 144 under the Securities Act.

     Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. See "Plan of Distribution."

EXCHANGE OFFER PROCEDURES

     Unless tenders are made by book-entry transfer, issuance of the New Debentures in exchange for Old Debentures pursuant to the Exchange Offers will be made only after a timely receipt by the Exchange Agent of such Old Debentures, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Debentures desiring to tender such Old Debentures in exchange for New Debentures should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to the tenders of Old Debentures for exchange.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the Exchange Offers. On February 10, 1997, the Company issued $150,000,000 principal amount of Old 2027 Debentures and $150,000,000 principal amount of Old 2097 Debentures (the "Offering"). The Old Debentures were sold by the Company to Salomon Brothers Inc (the "Initial Purchaser") and were in turn sold by the Initial Purchaser to a limited number of qualified institutional buyers pursuant to Rule 144A under the Securities Act and exemptions from applicable state securities laws, and the Offering was not subject to the registration requirements of the Securities Act and applicable state securities laws. The net proceeds from the sale of the Old Debentures sold in the Offering were used to refinance a portion of the Company's commercial paper outstanding.

                    SUMMARY HISTORICAL FINANCIAL INFORMATION

     The summary historical financial information presented below for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 and as of the end of each such fiscal year is derived from the consolidated financial statements of the Company, which have been audited by Ernst & Young LLP, independent auditors, and should be read in conjunction with the information and audited consolidated statements and related notes and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1996. See also "Unaudited Pro Forma Combined Condensed Financial Statements." The financial summary information in the table below does not reflect the financial results of the Company after December 31, 1996. See "Incorporation of Certain Documents by Reference."

                                                        YEAR ENDED DECEMBER 31, (a)
                                             --------------------------------------------------
                                              1996       1995       1994       1993       1992
                                             ------     ------     ------     ------     ------
                                                           (MILLIONS OF DOLLARS)
SUMMARY OF OPERATIONS
Net Sales..................................  $4,133     $3,274     $3,100     $2,949     $2,748
Cost of goods sold.........................   2,405      1,877      1,773      1,697      1,589
Selling, general and administrative
  expenses.................................   1,309      1,075      1,018        981        915
Interest expense...........................      25          3          3          6          9
Interest and net investment income.........      (7)       (12)        (8)        (7)        (5)
Other......................................      26         12         15          8         14
                                             ------     ------     ------     ------     ------
Income before income taxes and cumulative
  effects of changes in accounting
  methods..................................     375        319        299        264        226
Income taxes...............................     146        118        112         99         81
                                             ------     ------     ------     ------     ------
Income before cumulative effects of changes
  in accounting methods....................     229        201        187        165        145
                                             ------     ------     ------     ------     ------
Net income.................................  $  229     $  201     $  187     $  165     $   63(b)
                                             ======     ======     ======     ======     ======
RATIO OF EARNINGS TO FIXED CHARGES (c).....     3.9x       4.2x       4.1x       3.7x       3.4x
Other Data
EBITDA (d).................................  $  522     $  399     $  383     $  340     $  310
EBITDA as a percentage of sales............    12.6%      12.2%      12.4%      11.5%      11.3%
Capital expenditures.......................  $  123     $  108     $   79     $   63     $   69
Return on sales (e)........................     5.5%       6.1%       6.0%       5.6%       5.3%
Debt to capitalization (f).................    18.3        2.1        2.0        3.7        7.5
FINANCIAL POSITION
Total assets...............................  $2,995     $2,141     $1,962     $1,915     $1,730
Working capital............................     365        620        592        597        498
Long-term debt.............................     143         24         20         38         60
Shareholders' equity.......................   1,401      1,212      1,053      1,033        906

---------------

(a) The Company has completed a number of acquisitions during the periods presented. During 1995 and 1996, the Company made many acquisitions of various sizes throughout North and South America, including the acquisition of Pratt & Lambert in January 1996. Such acquisitions were accounted for using the purchase method of accounting and may affect the comparability of data on a year-to-year basis.

(b) Net income in 1992 includes the net additional annual expense and the cumulative effects of changes in accounting methods related to the adoption of Statement of Financial Accounting Standards (SFAS) No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" and SFAS No. 109, "Accounting for Income Taxes", effective January 1, 1992.

(c) For purposes of computing such ratio, earnings consist of income before income taxes and the cumulative effects of changes in accounting methods plus fixed charges, and fixed charges consist of interest expense and gross rent expense.

(d) "EBITDA" is defined as income before income taxes and cumulative effects of changes in accounting methods plus interest expense, interest and net investment income, depreciation, amortization and other. EBITDA is presented solely as a supplement to the other information provided above. EBITDA is not a substitute for operating and cash flow data as determined in accordance with generally accepted accounting principles.

(e) For purposes of calculating return on sales, income before cumulative effect of changes in accounting methods is divided by net sales.

(f) Debt includes short-term debt, current portion of long-term debt and long-term debt. Capitalization includes debt and shareholders' equity.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed balance sheet as of December 31, 1996 combines the historical consolidated balance sheet information of the Company and Thompson Minwax as if the Thompson Minwax Acquisition had been consummated at December 31, 1996. The unaudited pro forma combined condensed statement of income for the year ended December 31, 1996 combines the historical consolidated income statement information of the Company and Thompson Minwax as if the Thompson Minwax Acquisition had been consummated on January 1, 1996. The Thompson Minwax Acquisition is recorded under the purchase method of accounting after giving effect to the pro forma adjustments and assumptions described in the accompanying notes.

     The pro forma financial statements have been prepared by management of the Company based upon the historical information incorporated herein by reference and other financial information. These pro forma statements do not purport to be indicative of the results which would have occurred had the Thompson Minwax Acquisition been made as of December 31, 1996 or on January 1, 1996 or which may be expected to occur in the future. The pro forma statements should be read in conjunction with the financial statements and notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Annual Report on Form 10-K of the Company for the year ended December 31, 1996, and the Consolidated Financial Statements of Thompson Minwax which are contained in the Company's Current Report on Form 8-K dated January 7, 1997, both of which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                        THE SHERWIN-WILLIAMS COMPANY AND
                 THOMPSON MINWAX HOLDING CORP. AND SUBSIDIARIES
                              THOUSANDS OF DOLLARS

                                                                     DECEMBER 31, 1996
                                              ----------------------------------------------------------------
                                               SHERWIN-    THOMPSON           PRO FORMA             PRO FORMA
                                               WILLIAMS     MINWAX         ADJUSTMENTS (h)           COMBINED
                                              ----------   --------   -------------------------     ----------
                                                                          DR             CR
                                                                      ----------     ----------
ASSETS
Current assets
  Cash and cash equivalents.................  $    1,880   $  5,564   $              $              $    7,444
  Accounts receivable, less allowance.......     452,421     41,765                                    494,186
    Finished goods..........................     529,148
    Work-in-process.........................     113,539
                                              ----------                                            ----------
  Total inventories.........................     642,687     29,093                                    671,780
  Other current assets......................     319,199      7,222                                    326,421
                                              ----------   --------   ----------     ----------     ----------
         Total current assets...............   1,416,187     83,644            0              0      1,499,831
Deferred pension assets.....................     254,376                                               254,376
Investment in Thompson Minwax...............                             830,000(d)     830,538(g)           0
                                                                             538(f)
Other assets, including goodwill and
  deferred taxes............................     774,636    641,083      530,446(g)     417,113(e)   1,549,637
                                                                          20,585(c)
Property, plant and equipment...............   1,133,932     57,930                       9,830(c)   1,182,032
  Less allowances for depreciation and
    amortization............................     584,541     12,777       12,777(b)                    584,541
                                              ----------   --------   ----------     ----------     ----------
                                                 549,391     45,153       12,777          9,830        597,491
                                              ----------   --------   ----------     ----------     ----------
Total assets................................  $2,994,590   $769,880   $1,394,345     $1,257,481     $3,901,335
                                              ==========   ========   ==========     ==========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................  $  385,928   $ 14,999   $              $              $  400,927
  Short-term borrowings.....................     168,001                                830,000(d)     998,001
  Other current liabilities.................     497,078     27,344        5,673(a)         538(f)     519,287
                                              ----------   --------   ----------     ----------     ----------
         Total current liabilities..........   1,051,007     42,343        5,673        830,538      1,918,215
Long-term debt..............................     142,679    533,575      533,575(a)                    142,679
Other long-term liabilities.................     399,672     39,537                                    439,209
Shareholders' equity:
  Common stock, at par......................     101,650          1            1(g)                    101,650
  Other capital.............................     203,223    176,693      176,693(g)                    203,223
  Retained earnings.........................   1,411,295    (23,002)     417,113(e)     539,248(a)   1,411,295
                                                                         122,665(g)      12,777(b)
                                                                           9,830(c)      20,585(c)
Cumulative foreign currency translation
  adjustment................................     (18,982)       733          733(g)                    (18,982)
Treasury stock, at cost.....................    (295,954)                                             (295,954)
                                              ----------   --------   ----------     ----------     ----------
Total shareholders' equity..................   1,401,232    154,424      727,035        572,610      1,401,232
                                              ----------   --------   ----------     ----------     ----------
Total liabilities and shareholders'
  equity....................................  $2,994,590   $769,880   $1,266,283     $1,403,148     $3,901,335
                                              ==========   ========   ==========     ==========     ==========

---------------

(a) Remove net assets related to financing of Thompson Minwax.

(b) Remove accumulated depreciation of Thompson Minwax.

(c) Adjust fixed assets and intangibles balances to equal preliminary appraisal amounts.

(d) Establish investment and record debt incurred to finance the acquisition.

(e) Eliminate goodwill previously recorded by Thompson Minwax.

(f) Record direct costs of acquisition.

(g) Eliminate investment and record initial goodwill based upon purchase price less net book value of assets acquired.

(h) The majority of Thompson Minwax's assets and liabilities are included at their historical values. Final appraisal values and purchase accounting adjustments will not be available for several months.

           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                        THE SHERWIN-WILLIAMS COMPANY AND
                 THOMPSON MINWAX HOLDING CORP. AND SUBSIDIARIES
                  THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA

                                                            FOR THE YEAR ENDED DECEMBER 31, 1996
                                              ----------------------------------------------------------------
                                               SHERWIN-    THOMPSON           PRO FORMA             PRO FORMA
                                               WILLIAMS     MINWAX         ADJUSTMENTS (g)           COMBINED
                                              ----------   --------   -------------------------     ----------
                                                                          DR             CR
                                                                      ----------    -----------
Net sales...................................  $4,132,879  $364,371    $              $              $4,497,250
Costs and expenses:
  Cost of goods sold........................   2,405,178   130,347                                   2,535,525
  Selling, general and administrative
  expenses..................................   1,309,086   185,885        14,022(b)      11,208(a)   1,497,785
  Interest expense (income).................      17,718    50,374        58,100(d)      50,374(c)      80,137
                                                                           4,319(e)
  Other expense (income)....................      25,520    (1,456)                                     24,064
                                              ----------  --------       -------        -------       --------
                                               3,757,502   365,150        76,441         61,582      4,137,511
                                              ----------  --------       -------        -------       --------
Income before income taxes..................     375,377      (779)                                    359,739
Income taxes................................     146,220     1,320                        4,216(f)     143,324
                                              ----------  --------                      -------       --------
Net income..................................  $  229,157   $(2,099)                                 $  216,415
                                              ==========   =======                                    ========
Net income per share........................  $     1.33                                            $     1.25
                                              ==========                                              ========
Average shares outstanding (in thousands)...     172,901                                               172,901

---------------

(a) Remove goodwill amortization of Thompson Minwax related to L&F Products,
    Inc.

(b) Record amortization of excess of purchase price over acquired net assets, based on an estimated life of 40 years. Such amortization expenses is subject to possible adjustment upon completion of Thompson Minwax appraisal valuation.

(c) Remove interest expense of Thompson Minwax.

(d) Record additional estimated interest expense resulting from the end use of debt to finance the acquisition.

(e) Remove interest income earned on short-term investments.

(f) Record tax effect, using a 35% statutory federal rate on the net tax-deductible pro forma adjustments.

(g) The Company expects to achieve certain synergies in relation to the business combination. Such synergies have not been directly identified, and thus are not included in the above pro forma adjustments.

                              THE EXCHANGE OFFERS

     The Old Debentures were sold by the Company on February 10, 1997 to the Initial Purchaser, who in turn sold the Old Debentures to a limited number of qualified institutional buyers pursuant to Rule 144A under the Securities Act. In connection with the sale of the Old Debentures, the Company and the Initial Purchaser entered into a registration agreement dated as of February 4, 1997 (the "Registration Agreement"), which requires the Company to file with the Commission a registration statement under the Securities Act with respect to the New Debentures of the Company identical in all material respects to the Old Debentures, and to use its best efforts to cause such registration statement to become effective under the Securities Act. The Company is further obligated, upon the effectiveness of that registration statement, to offer the holders of the Old Debentures the opportunity to exchange their Old Debentures for a like principal amount of New Debentures, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. In the event certain circumstances occur which would result in either the New Debentures not becoming freely tradeable or certain holders of the Old Debentures not being eligible to participate in the Exchange Offer, then the Company is required to file and use its best efforts to cause the Old Debentures to be registered under the Securities Act. A copy of the Registration Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offers are being made pursuant to the Registration Agreement to satisfy the Company's obligations thereunder. The term "Holder" with respect to the Exchange Offers means any person in whose name Old Debentures are registered on the Registrar's books or any other person who has obtained a properly completed assignment from the registered holder or any participant in The Depository Trust Company ("DTC") system whose name appears on a security position listing as the holder of such Old Debentures and who desires to deliver such Old Debentures by book-entry transfer at DTC. See "Description of the New Debentures -- Registration Agreement."

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offers), the Company will accept for exchange Old Debentures which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. As used herein, the term "Expiration Date" means 5:00 p.m., New
York City time, on             , 1997; provided, however, that if the Company,
in its sole discretion, has extended the period of time during which either or both of the Exchange Offers are open, the term "Expiration Date" means the latest time and date to which the applicable Exchange Offer is extended.

     As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old 2027 Debentures, and $150,000,000 aggregate principal amount of the Old 2097 Debentures, are outstanding. This Prospectus, together with the Letter
of Transmittal, is first being sent on or about             , 1997 to all
Holders of Old Debentures known to the Company. The Company's obligation to accept Old Debentures for exchange pursuant to the Exchange Offers is subject to certain customary conditions as set forth under "-- Certain Conditions to the Exchange Offers" below.

     The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which either or both of the Exchange Offers are open, and thereby delay acceptance for exchange of any Old Debentures, by giving oral or written notice of such extension to the Holders thereof as described below. During any such extension, all Old Debentures previously tendered will remain subject to the Exchange Offers and may be accepted for exchange by the Company. Any Old Debentures not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offers.

     Old Debentures tendered in the Exchange Offers must be in denominations of principal amount of $1,000 or any integral multiple thereof.

     The Company expressly reserves the right to amend or terminate either or both of the Exchange Offers, and not to accept for exchange any Old Debentures not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offers specified below under "-- Certain Conditions to the Exchange Offers." The Company will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Debentures as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

PROCEDURES FOR TENDERING OLD DEBENTURES

     Only a Holder of Old Debentures may tender such Old Debentures in the Exchange Offers. The tender to the Company of Old Debentures by a Holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. A Holder who wishes to tender Old Debentures for exchange pursuant to either or both of the Exchange Offers must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to The Chase Manhattan Bank (the "Exchange Agent") at the address set forth below under "-- Exchange Agent" or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal on or prior to the Expiration Date. In addition, either
(i) certificates for such Old Debentures must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Debentures, if such procedure is available, into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date, or (iii) the Holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF OLD DEBENTURES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR CERTIFICATES FOR OLD DEBENTURES SHOULD BE SENT TO THE COMPANY.

     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the tendering Participant, which acknowledgment states that such Participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce the Letter of Transmittal against such Participant.

     Any beneficial owner whose Old Debentures are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender should contact the registered Holder promptly and instruct such registered Holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such beneficial owner's name or obtain a properly completed bond power from the registered Holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal Rights"), as the case may be, must be guaranteed (see "-- Guaranteed Delivery Procedures") unless the Old Debentures surrendered for exchange pursuant thereto are tendered (i) by a registered Holder of the Old Debentures who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guaranties must be by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges Medallion Program (collectively, "Eligible Institutions"). If Old Debentures are registered in the name of a person other than a signer of the Letter of Transmittal, the Old Debentures surrendered for exchange must be endorsed by or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered Holder exactly as the name or names of the registered Holder or Holders appear on the Old Debentures with the signature thereon guaranteed by an Eligible Institution.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Debentures tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Old Debentures not properly tendered or not to accept any particular Old Debentures which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offers as to any particular Old Debentures either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Debentures in the Exchange Offers). The interpretation of the terms and conditions of the Exchange Offers as to any particular Old Debentures either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures for exchange must be cured within such reasonable period of time as the Company shall determine. None of the Company, the Exchange Agent or any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Debentures for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal or any Old Debentures or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     By tendering, each Holder will represent to the Company that, among other things, the New Debentures acquired pursuant to the Exchange Offers are being obtained in the ordinary course of business of the person receiving such New Debentures, whether or not such person is the Holder, and that neither the Holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the New Debentures. If any Holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company or is engaged in or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of such New Debentures to be acquired pursuant to the Exchange Offers, such Holder or any such other person (i) may not rely on the applicable interpretation of the staff of the Commission and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. See "Plan of Distribution." The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

ACCEPTANCE OF OLD DEBENTURES FOR EXCHANGE; DELIVERY OF NEW DEBENTURES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offers, the Company will accept, promptly after the Expiration Date, all Old Debentures properly tendered and will issue the New Debentures promptly after acceptance of the Old Debentures. See "-- Certain Conditions to the Exchange Offers" below. For purposes of the Exchange Offers, the Company will be deemed to have accepted properly tendered Old Debentures for exchange when, as and if the Company has given oral (promptly confirmed in writing) or written notice thereof to the Exchange Agent.

     For each Old Debenture accepted for exchange, the Holder of such Old Debentures will receive as set forth below under "Description of the New Debentures -- Book-Entry, Delivery and Form" a New Debenture having a principal amount equal to that of the surrendered Old Debenture. Accordingly, registered Holders of New Debentures on the relevant record date for the first interest payment date following the consummation of the Exchange Offers will receive interest accruing from the most recent date to which interest has been paid on the Old Debentures or, if no interest has been paid, from February 10, 1997. Old Debentures accepted for exchange will cease to accrue interest from and after the date of consummation of the Exchange Offers. Holders whose Old Debentures are accepted for exchange will not receive any payment in respect of accrued interest on such Old Debentures otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offers. If neither this Registration Statement is declared effective nor the Shelf Registration Statement is filed on or prior to August 9, 1997, the annual interest rate borne by the Old Debentures will be increased by 0.25%. If the Exchange Offers are not consummated and the Shelf Registration Statement is not declared effective by September 8, 1997, the annual interest rate borne by the Old Debentures will be increased by an additional 0.25%. If the annual interest rate borne by the Old Debentures shall have been increased by reason of the circumstances described in one or both of the two proceeding sentences, upon (i) the declaration that this Registration Statement is effective or a Shelf Registration Statement is filed at any time after August 9, 1997, the previously increased annual interest rate borne by the Old Debentures will be decreased by 0.25%, and (ii) the consummation of the Exchange Offers or the effectiveness of the Shelf Registration Statement at any time after September 8, 1997, the annual interest rates on the Old Debentures will revert to the annual interest rates set forth on the cover page of this Prospectus. See "Description of the New Debentures -- Registration Agreement." Old Debentures not tendered or not accepted for exchange will continue to accrue interest from and after the date of consummation of the Exchange Offers.

     In all cases, issuance of New Debentures for Old Debentures that are accepted for exchange pursuant to the Exchange Offers will be made only after timely receipt by the Exchange Agent of certificates for such Old Debentures or a timely Book-Entry Confirmation of such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal or on Agent's Message in lieu there of and all other required documents. If any tendered Old Debentures are not accepted for any reason set forth in the terms and conditions of the Exchange Offers or if Old Debentures are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Debentures will be returned without expense to the tendering Holder thereof (or, in the cases of Old Debentures tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry procedures described below, such non-exchanged Old Debentures will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the expiration or termination of the Exchange Offers.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Old Debentures at the Book-Entry Transfer Facility for purposes of the Exchange Offers within two business days after the date of this Prospectus unless the Exchange Agent already has established an account with the Book-Entry Transfer Facility suitable for the Exchange Offers, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Old Debentures by causing the Book-Entry Transfer Facility to transfer such Old Debentures into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Old Debentures may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees or on Agent's Message in lieu thereof and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the addresses set forth below under "-- Exchange Agent" on or prior to the Expiration Date or the guaranteed procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If a registered Holder of the Old Debentures desires to tender such Old Debentures and time will not permit such Holder's Old Debentures or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) on or prior to 5:00 p.m., New York

City time, on the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Debentures and the amount of Old Debentures tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Debentures, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) the certificates for all physically tendered Old Debentures, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof or Agent's Message in lieu thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

     Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice or facsimile transmission notice of withdrawal must be received by the Exchange Agent at the address set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Debentures to be withdrawn, identify the Old Debentures to be withdrawn (including the principal amount of such Old Debentures), and (where certificates for Old Debentures have been transmitted) specify the name in which such Old Debentures are registered, if different from that of the withdrawing Holder. If certificates for Old Debentures have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution in which case such guarantee will not be required. If Old Debentures have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Debentures and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination will be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offers. Any Old Debentures which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Debentures tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Old Debentures will be credited to an account maintained with such Book-Entry Transfer Facility for the Old Debentures) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Old Debentures may be retendered by following one of the procedures described under "-- Procedures for Tendering Old Debentures" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFERS

     Notwithstanding any other provisions of the Exchange Offers, and subject to its obligations pursuant to the Registration Agreement, the Company shall not be required to accept for exchange, or to issue New Debentures in exchange for, any Old Debentures and may terminate or amend either or both of the Exchange Offers, if at any time before the acceptance of such New Debentures for exchange, any of the following events shall occur:

          (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with either of the respective Exchange Offers; or

          (ii) the Exchange Offers will violate any applicable law or any applicable interpretation of the staff of the Commission.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in whole or in part at any time and from time to time upon advice of outside counsel. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, the Company will not accept for exchange any Old Debentures tendered and no New Debentures will be issued in exchange for any such Old Debentures, if at such time any stop order is threatened by the Commission or in effect with respect to the Registration Statement of which this Prospectus is a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended.

     The Exchange Offer is not conditioned on any minimum principal amount of Old Debentures being tendered for exchange.

EXCHANGE AGENT

     The Chase Manhattan Bank has been appointed as the Exchange Agent for the Exchange Offers. All executed Letters of Transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests or Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

                    The Chase Manhattan Bank, Exchange Agent

                  By Mail, Overnight Courier or Hand Delivery:
                                55 Water Street
                            Room 234, North Building
                            New York, New York 10041
                            Attention: Luis Padilla

                                 By Facsimile:
                                  212-638-7380
                                  212-638-7381

                              Confirm by Telephone
                                  212-638-0458

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     The Company will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offers.

     The cash expenses to be incurred in connection with the Exchange Offers will be paid by the Company. Such expenses include registration fees, fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

TRANSFER TAXES

     Holders who tender their Old Debentures for exchanges will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct the Company to register New Debentures in the name of, or request that Old Debentures not tendered or not accepted in the Exchange Offers be returned to, a person other than the registered tendering Holder will be responsible for the payment of the applicable transfer tax thereon.

CONSEQUENCES OF FAILURE TO EXCHANGE OLD DEBENTURES

     Holders of Old Debentures who do not exchange their Old Debentures for New Debentures pursuant to the Exchange Offers will continue to be subject to the provisions in the Old Debentures regarding transfer and exchange of the Old Debentures and the restrictions on transfer of such Old Debentures as set forth in the legend thereon as a consequence of the issuance of the Old Debentures pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Debentures may not be offered or sold, unless registered under the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register Old Debentures under the Securities Act. See "Description of the New Debentures -- Registration Agreement."

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, the Company believes that New Debentures issued pursuant to the Exchange Offers in exchange for Old Debentures may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course or such Holders' business and such Holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of such New Debentures. However, the Commission has not considered the Exchange Offers in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offers as in such other circumstances. Each Holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of such New Debentures and has no arrangement or understanding to participate in a distribution of New Debentures. If any Holder is an affiliate of the Company or is engaged in or intends to engage in or has any arrangements or understanding with respect to the distribution of the New Debentures to be acquired pursuant to the Exchange Offers, such Holder (i) may not rely on the applicable interpretations of the staff of the Commission and
(ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures pursuant to the Exchange Offers must acknowledge that such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented form time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such laws of certain jurisdictions, if applicable, where the New Debentures may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Agreement, subject to certain limitations specified therein, to register or qualify the New Debentures for offer or sale under the securities laws of such jurisdictions as any Holder reasonably requests in writing. Unless a Holder so requests, the Company does not currently intend to register or qualify the sale of the New Debentures in any such jurisdictions.

                       DESCRIPTION OF THE NEW DEBENTURES

GENERAL

     The Old Debentures were issued under the Indenture and the New Debentures also will be issued under the Indenture. The Old Debentures and the New Debentures will be treated as a single class of securities under the Indenture. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended. A copy of the Indenture is available from the Company upon request. Whenever defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference. The term "Debentures" means the New Debentures and the Old Debentures treated as a single class.

     The Indenture does not limit the aggregate principal amount of securities that can be issued thereunder. Securities may be issued in one or more series as may be authorized from time to time by the Company. (Section 2.03.)

     As long as the Debentures are represented by one or more Global Securities (see "-- Book-Entry, Delivery and Form"), all payments of interest will be made by the Company in immediately available funds. Otherwise, subject to certain exceptions, payments of interest on the Debentures will be made by check mailed to the Holders of such Debentures.

     The Debentures may be transferred or exchanged at the office of the Trustee at which its corporate trust business is principally administered in the United States or at the office of the Trustee or the Trustee's agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. (Section 2.07.)

     All funds paid by the Company to a paying agent for the payment of principal, premium, if any, or interest with respect to any Debentures that remain unclaimed at the end of two years after such principal, premium, or interest shall have become due and payable will be repaid to the Company, and the holders of such Debentures will thereafter look only to the Company for payment thereof.

CERTAIN TERMS OF THE DEBENTURES

     Each of the 2027 Debentures and the 2097 Debentures will be limited to $150,000,000 aggregate principal amount.

     Maturity. The 2027 Debentures will mature on February 1, 2027; the 2097 Debentures will mature on February 1, 2097.

     Interest. The Debentures will bear interest from February 10, 1997, payable semiannually in arrears on February 1 and August 1 of each year, commencing August 1, 1997, to the persons who are registered holders at the close of business on January 15 and July 15 immediately preceding the interest payment date. If an interest payment date would otherwise be a day that is not a Business Day, such interest payment date shall not be postponed; provided, however, that any payment required to be made on such date that is not a Business Day need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such date, and no additional interest shall accrue as a result of such delayed payment.

RANKING

     The Debentures will be senior securities of the Company and the indebtedness evidenced thereby will rank pari passu with all other unsubordinated and unsecured indebtedness of the Company.

OPTIONAL REDEMPTION

     Each of the 2027 Debentures and the 2097 Debentures will be redeemable as a whole or in part, at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount of each such Debenture to be redeemed and (ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus, in the case of the 2027 Debentures, 10 basis points and, in the case of the 2097 Debentures, 15 basis points, plus, in either case, accrued interest on the principal amount being redeemed to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of such Debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debentures.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means Salomon Brothers Inc and its successor; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to any such Debenture, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Debenture, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of any such Debentures to be redeemed.

     Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on such Debentures or portions thereof called for redemption.

CONDITIONAL RIGHT TO SHORTEN MATURITY OF 2097 DEBENTURES; CERTAIN FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE 2097 DEBENTURES

     The Company intends to deduct interest paid on the Debentures for Federal income tax purposes. However, the Clinton Administration's budget proposal for Fiscal Year 1998, released on February 6, 1997, contained a series of proposed tax law changes that, among other things, would prohibit an issuer from deducting interest payments on debt instruments with a maximum weighted average maturity of more than

40 years. This proposal would be effective generally for instruments issued on or after the date of first Congressional committee action relating thereto. However, it is not clear from the proposal as to what constitutes "Congressional Committee Action" with respect to the proposal. There can be no assurance that this proposal or similar legislation affecting the Company's ability to deduct interest paid on the 2097 Debentures will not be enacted in the future or that any such legislation would not have a retroactive effective date.

     In addition, under existing general tax law principles, the Internal Revenue Service or a court might take the position that debt instruments that do not mature for a very long time (for example, debt instruments like the 2097 Debentures that mature in 100 years) should not be treated as debt for Federal income tax purposes, but rather as equity. The Company believes that, based on the factors applied under existing general tax law principles, the 2097 Debentures are valid debt, the Company can deduct interest payments thereon, and holders should treat such payments as interest. If, however, the 2097 Debentures were to be treated as equity, the Company would not be able to deduct interest payments thereon, and holders would be required to treat such payments as dividends (or other distributions on equity) and not as interest.

     Accordingly, upon occurrence of a Tax Event, as defined below, including, without limitation, as a result of the circumstances described in the first two paragraphs of this section, the Company will have the right to shorten the maturity of the 2097 Debentures to the extent required, in the opinion of a nationally recognized independent tax counsel, such that, after the shortening of the maturity, interest paid on the 2097 Debentures will be deductible for Federal income tax purposes. There can be no assurance that the Company would not exercise its right to shorten the maturity of the 2097 Debentures upon the occurrence of such a Tax Event.

     "Tax Event" means that the Company shall have received an opinion of a nationally recognized independent tax counsel to the effect that on or after the date of the issuance of the 2097 Debentures, as a result of (a) any amendment to, clarification of, or change (including any announced prospective change) in laws, or any regulations thereunder, of the United States, (b) any judicial decision, official administrative pronouncement, ruling, regulatory procedure, notice or announcement, including any notice or announcement of intent to adopt such procedures or regulations (an "Administrative Action"), or (c) any amendment to, clarification of, or change in the official position or the interpretation of such Administrative Action or judicial decision that differs from the theretofore generally accepted position, in each case, on or after, the date of the issuance of the 2097 Debentures, such change in tax law creates a more than insubstantial risk that interest paid by the Company on the 2097 Debentures is not, or will not be deductible, in whole or in part, by the Company for purposes of United States Federal income tax.

     In the event that the Company elects to exercise its right to shorten the maturity of the 2097 Debentures on the occurrence of a Tax Event, the Company will mail a notice of shortened maturity to each holder of record of the 2097 Debentures by first-class mail not more than 60 days after the occurrence of such Tax Event, stating the new maturity date of the 2097 Debentures. Such notice shall be effective immediately upon mailing.

     If the 2097 Debentures constitute indebtedness for Federal income tax purposes under current law, exercise by the Company of its right to shorten the maturity of the 2097 Debentures would not be a taxable event to holders. Prospective investors should be aware, however, that the Company's exercise of its right to shorten the maturity of the 2097 Debentures will be a taxable event to holders if the 2097 Debentures are treated as equity for purposes of Federal income taxation under current law before the maturity is shortened, assuming that the 2097 Debentures of shortened maturity are treated as debt for such purposes.

     Should the 2097 Debentures be treated as equity for Federal income tax purposes, some holders of the 2097 Debentures may be adversely impacted from a Federal income tax perspective. For example (and without limiting the potential holders who might be adversely affected), if the 2097 Debentures are so treated as equity and payments on the 2097 Debentures are therefore treated as dividends, in the case of non-U.S. holders of the 2097 Debentures such dividends would under current law be subject to U.S. withholding tax at a 30% rate or, if applicable, at a lower rate prescribed by treaty, whereas under current law interest for many non-U.S. holders is exempt from U.S. withholding tax.

CERTAIN COVENANTS OF THE COMPANY

  Limitation on Liens

     The Company and its Restricted Subsidiaries will not create any Liens unless the Debentures then outstanding are equally and ratably secured, with certain exceptions, including but not limited to: (a) pledges or deposits under worker's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (including government contracts, but excluding contracts for the payment of indebtedness) or other obligations of like nature, in each case incurred in the ordinary course of business, (b) statutory and tax Liens for sums not yet due or delinquent or being contested in good faith by appropriate proceedings, (c) certain encumbrances and easements, (d) Liens existing at the date of the Indenture, (e) Liens securing only Indebtedness of a Wholly Owned Subsidiary of the Company to the Company or one or more Wholly Owned Subsidiaries of the Company, (f) Purchase Money Liens, (g) Liens on property or shares of stock of another Person at the time such other Person becomes a Subsidiary of such Person, provided that such Liens are not created in connection with such other Person becoming a Subsidiary of such Person, (h) Liens securing a Hedging Obligation, (i) Liens created in connection with a tax-free financing, (j) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of decreasing Indebtedness of the Company or any of its Subsidiaries, (k) rights of a common owner of any interest in property, (l) Liens placed upon any real property owned or acquired by the Company or any of its Subsidiaries securing Indebtedness in an amount up to 80% of the fair market value of such real property, (m) Liens to secure any refinancing, refunding, extension, renewal or replacement of any Indebtedness secured by certain permitted Liens, and (n) additional Liens not to exceed a total of 15% of Consolidated Net Tangible Assets. (Section 4.07.)

  Limitation on Sale/Leaseback Transactions

     The Company and its Restricted Subsidiaries shall not enter into any Sale/Leaseback Transaction with respect to any Principal Property unless (i) the Company or such Restricted Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the Debentures pursuant to the provisions described above under "Limitation on Liens" or (ii) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction to the voluntary defeasance or retirement of Debentures or other Indebtedness ranking pari passu with the Debentures; provided that the foregoing will not prevent the Company or any Restricted Subsidiary from (x) entering into any Sale/Leaseback Transaction involving a lease with a term of less than three years or (y) entering into any Sale/Leaseback Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries. (Section 4.08.)

  Limitation on Consolidations and Mergers

     The Company shall not consolidate with or merge into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets (in one transaction or a series of related transactions) to another entity unless such entity is a corporation that assumes all the obligations under the Debentures and the Indenture and certain other conditions are met (whereupon all such obligations of the Company shall terminate). (Section 10.01.)

EVENTS OF DEFAULT AND REMEDIES

     The following events are defined in the Indenture as "Events of Default" with respect to the 2027 Debentures and the 2097 Debentures, as the case may be (Section 6.01.):

          (a) Default in the payment of any installment of interest on any such Debenture, as and when the same shall become due and payable and continuance of such default for a period of 30 days;

          (b) Default in the payment of all or any part of the principal or premium with respect to any such Debenture as and when the same shall become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise;

          (c) Failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, mergers, and sales of assets;

          (d) Failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in such Debentures, in the Indenture with respect to such Debentures, or in any supplemental indenture with respect to such Debentures (other than covenants or agreements included solely by or for the benefit of Debt Securities thereunder other than such Debentures) continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same and stating that such notice is a "Notice of Default" hereunder shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of such Debentures at the time outstanding;

          (e) The Company or any of its "Significant Subsidiaries" (defined as any subsidiary of the Company that would be a "significant subsidiary" as defined in Rule 405 under the Securities Act as in effect on the date of the Indenture) shall (1) voluntarily commence any proceeding or file any petition seeking relief under the United States Bankruptcy Code or other federal or state bankruptcy, insolvency, or similar law, (2) consent to the institution of, or fail to controvert within the time and in the manner prescribed by law, any such proceeding or the filing of any such petition,
     (3) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, or similar official for the Company or any such Significant Subsidiary or for a substantial part of its property, (4) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (5) make a general assignment for the benefit of creditors, (6) admit in writing its inability or fail generally to pay its debts as they become due, (7) take corporate action for the purpose of effecting any of the foregoing, or (8) take any comparable action under any foreign laws relating to insolvency of the Company or any Significant Subsidiary;

          (f) The entry of an order or decree by a court having competent jurisdiction for (I) relief with respect to the Company or any of its Significant Subsidiaries or a substantial part of any of their property under the United States Bankruptcy Code or any other federal or state bankruptcy, insolvency, or similar law, (2) the appointment of a receiver, trustee, custodian, sequestrator, or similar official for the Company or any such Significant Subsidiary or for a substantial part of any of their property (except any decree or order appointing such official of any Significant Subsidiary pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with another Subsidiary or Subsidiaries of the Company or to the Company), or (3) the winding-up or liquidation of the Company or any such Significant Subsidiary (except any decree or order approving or ordering the winding-up or liquidation of the affairs of a Significant Subsidiary pursuant to a plan under which the assets and operations of such Significant Subsidiary are transferred to or combined with another Subsidiary or Subsidiaries of the Company or to the Company), and such order or decree shall continue unstayed and in effect for 60 consecutive days, or any similar relief is granted under any foreign laws and the order or decree stays in effect for 60 consecutive days.

     If an Event of Default described in clause (a), (b), (c), (d), (e) (other than with respect to the Company) or (f) (other than with respect to the Company) above occurs and is continuing with respect to the 2027 Debentures or the 2097 Debentures, unless the principal and interest with respect to all such Debentures shall have already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of such Debentures then outstanding may declare the principal amount of and interest on such Debentures due and payable immediately. If an Event of Default described in clause (e) or (f) (in each case with respect to the Company) above occurs, unless the principal and interest with respect to all such Debentures shall have become due and payable, the principal amount of and interest on such Debentures then outstanding shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of such Debentures. (Section 6.01.)

     If an Event of Default occurs and is continuing with respect to the 2027 Debentures or the 2097 Debentures, the Trustee shall be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provisions of such Debentures or the Indenture, to prosecute any such action or proceeding to judgment or final decree, and to enforce any such judgment or final decree against the Company or any other obligor on such Debentures. In addition, if there shall be pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on such Debentures, or if a receiver, trustee, or similar official shall have been appointed for its property, the Trustee shall be entitled and empowered to file and prove a claim for the whole amount of principal, premium, if any, and interest owing and unpaid with respect to such Debentures. (Section 6.02.) No holder of any such Debentures shall have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee, or for any other remedy, unless (a) such holder previously shall have given to the Trustee written notice of an Event of Default with respect to such Debentures and of the continuance thereof, (b) the holders of not less than 25% in aggregate principal amount of such outstanding Debentures shall have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and (c) the Trustee, for 60 days after its receipt of such notice, request, and offer of indemnity shall have failed to institute such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to the provisions of the Indenture. (Section 6.04.)

     Prior to the acceleration of the maturity of the 2027 Debentures or the 2097 Debentures, the holders of a majority in aggregate principal amount of such Debentures at the time outstanding may, on behalf of the holders of such Debentures, waive any past default or Event of Default and its consequences for such Debentures except (a) a default in the payment of the principal, premium, if any, or interest with respect to such Debentures or (b) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default shall cease to exist, any Event of Default arising therefrom shall be deemed to have been cured for all purposes, and the Company, the Trustee, and the holders of such Debentures shall be restored to their former positions and rights under the Indenture. (Section 6.06.)

     The Trustee shall within 90 days after the occurrence of a default known to it with respect to the 2027 Debentures or the 2097 Debentures, give to the holders of such Debentures notice of all uncured defaults with respect to such Debentures known to it, unless such defaults shall have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium, if any, or interest with respect to such Debentures the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such Debentures. (Section 6.07.)

BOOK-ENTRY, DELIVERY AND FORM

     Each of the 2027 Debentures and the 2097 Debentures sold will be issued in the form of one or more Global Securities. The Global Securities will be deposited with, or on behalf of, the Depository and registered in the name of the Depository or its nominee. Except as set forth below, the Global Securities may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. Investors may hold their beneficial interests in the Global Securities directly through the Depository if they have an account with the Depository or indirectly through organizations which have accounts with the Depository.

     The Depository has advised the Company as follows: The Depository is a limited-purpose trust company and organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly ("indirect participants").

     Upon the issuance of the Global Securities, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the Debentures represented by such Global Securities to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchaser (as defined below) of such 2027 Debentures and 2097 Debentures. Ownership of beneficial interests in the Global Securities will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Securities will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interest) and such participants (with respect to the owners of beneficial interests in the Global Securities other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Securities.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Securities, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of the related Debentures for all purposes of such Debentures and the Indenture. Except as set forth below, owners of beneficial interests in the Global Securities will not be entitled to have the Debentures represented by the Global Securities registered in their names, will not receive or be entitled to receive physical delivery of certificated Debentures in definitive form and will not be considered to be the owners or holders of any Debentures under the Global Securities. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in the Global Securities desires to take any action that the Depository, as the holder of the Global Securities, is entitled to take, the Depository would authorize the participants to take such action, and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on Debentures represented by the Global Securities registered in the name of and held by the Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Securities.

     The Company expects that the Depository or its nominee, upon receipt of any payment of principal of or interest on the Global Securities, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Securities as shown on the records of the Depository or its nominee, The Company also expects that payments by participants to owners of beneficial interests in the Global Securities held through such participants will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for any Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants.

     Unless and until exchanged in whole or in part for certificated Debentures in definitive form, the Global Securities for the 2027 Debentures or the 2097 Debentures may not be transferred except as a whole by the Depository to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository.

     Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Securities among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by the Initial Purchaser in immediately available funds. So long as the Debentures are represented by the Global Securities, all payments of principal and interest will be made by the Company in immediately available funds.

     The Debentures will trade in the Depository's Same-Day Funds Settlement System until maturity, and secondary market trading activity in the Debentures will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Debentures.

CERTIFICATED DEBENTURES

     If the Depository is at any time unwilling, unable, or ineligible to continue as depositary, the Company shall appoint a successor depositary or, if a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debentures in exchange for the Global Security representing such Debentures. (Section 2.15.) In addition, the Company may at any time and in its sole discretion determine no longer to have Debentures represented by a Global Security and, in such event, will issue individual Debentures in exchange for the Global Security representing such Debentures. (Section 2.15.) In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Debentures represented by such Global Security equal in principal amount to such beneficial interest and to have such Debentures registered in its name.

MODIFICATION OF THE INDENTURE

     The Company and the Trustee may enter into supplemental indentures without the consent of the holders of the 2027 Debentures or the 2097 Debentures for one or more of the following purposes (Section 9.01.):

          (a) To evidence the succession of another person to the Company pursuant to the provisions of the Indenture relating to consolidations, mergers, and sales of assets and the assumption by such successor of the covenants, agreements, and obligations of the Company in the Indenture and in such Debentures;

          (b) To surrender any right or power conferred upon the Company by the Indenture, to add to the covenants of the Company such further covenants, restrictions, conditions, or provisions for the protection of the holders of such Debentures as the Board of Directors of the Company shall consider to be for the protection of the holders of such Debentures and to make the occurrence, or the occurrence and continuance, of a default in any of such additional covenants, restrictions, conditions or provisions a default or an Event of Default under the Indenture (provided, however, that with respect to any such additional covenant, restriction, condition or provision, such supplemental Indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon such default, may limit the remedies available to the Trustee upon such default, or may limit the right of holders of a majority in aggregate principal amount of such Debentures);

          (c) To cure any ambiguity or to correct or supplement any provision contained in the Indenture, in any supplemental Indenture, or in any such Debentures that may be defective or inconsistent with any other provision contained therein;

          (d) To modify or amend the Indenture in such a manner as to permit the qualification of the Indenture or any supplemental Indenture under the Trust Indenture Act as then in effect, except that the Indenture may not be amended to include the provisions referred to in Section 316(a)(2) of the Trust Indenture Act;

          (e) To convey, transfer, assign, mortgage, or pledge any property to or with the Trustee, or to make such other provisions in regard to matters or questions arising under the Indenture as shall not adversely affect the interests of any holders of such Debentures;

          (f) To add guarantees with respect to such Debentures or to secure such Debentures;

          (g) To make any change that does not adversely affect the rights of any holder; and

          (h) To evidence and provide for the acceptance of appointment by a successor or separate Trustee with respect to such Debentures and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the Indenture by more than one Trustee.

     With the consent of the holders of a majority in aggregate principal amount of the outstanding Debentures affected thereby, the Company and the Trustee may from time to time and at any time enter into a supplemental Indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of such Debentures; provided, however, that without the consent of the holders of each Debenture so affected, no such supplemental Indenture shall (a) reduce the percentage in principal amount of the Debentures whose holders must consent to an amendment, (b) reduce the rate of or extend the time for payment of interest on any Debenture, (c) reduce the principal of or extend the stated maturity of any Debenture, (d) reduce the premium payable upon the redemption of any Debenture or change the time at which any Debenture may or shall be redeemed, (e) make any Debenture payable in a currency other than that stated in the Debenture, (f) release any security that may have been granted with respect to the Debenture or (g) make any change in the provisions of the Indenture relating to waivers of defaults or amendments that require unanimous consent. (Section 9.02.)

SATISFACTION AND DISCHARGE OF THE INDENTURE; DEFEASANCE

     The Indenture shall generally cease to be of any further effect with respect to the 2027 Debentures or the 2097 Debentures, as the case may be, if
(a) the Company has delivered to the Trustee for cancellation all such Debentures or (b) all such Debentures not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and the Company shall have deposited with the Trustee as trust funds the entire amount sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all taxes or other charges and assessments in respect thereof payable by the Trustee to pay at maturity or upon redemption all such Debentures, no default with respect to such Debentures has occurred and is continuing on the date of such deposit, such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party and the Company delivered an officers' certificate and an opinion of counsel each stating that such conditions have been complied with (and if, in either case, the Company shall also pay or cause to be paid all other sums payable under the Indenture by the Company). (Section 11.02.)

     In addition, the Company shall have a "legal defeasance option" (pursuant to which it may terminate, with respect to the 2027 Debentures or the 2097 Debentures, all of its obligations under such Debentures and the Indenture with respect to such Debentures) and a "covenant defeasance option" (pursuant to which it may terminate, with respect to the 2027 Debentures or the 2097 Debentures, its obligations with respect to such Debentures under certain specified covenants contained in the Indenture). If the Company exercises its legal defeasance option with respect to the 2027 Debentures or the 2097 Debentures, payment of such Debentures may not be accelerated because of an Event of Default. If the Company exercises its covenant defeasance option with respect to the 2027 Debentures or the 2097 Debentures, payment of such Debentures may not be accelerated because of an Event of Default related to the specified covenants. The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. (Section 11.02.)

     The Company may exercise its legal defeasance option or its covenant defeasance option with respect to the 2027 Debentures or the 2097 Debentures only if (a) the Company irrevocably deposits in trust with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) for the payment of principal, premium, if any, and interest with respect to such Debentures to maturity or redemption, as the case may be, (b) the Company delivers to the Trustee a certificate from a nationally recognized form of independent public accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, if any, and interest when due with respect to all such Debentures to maturity or redemption, as the case may be, (c) 91 days pass after the deposit is made and during the 91-day period no default described in clause (f) or (g) under "Description of Debt Securities-Events of Default and Remedies" above with respect to the Company occurs that is continuing at the end of such period, (d) no default has occurred and is continuing on the date of such deposit and after giving effect thereto,
(e) the deposit does not constitute a default under any other agreement binding on the Company, (f) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, (g) the Company shall have delivered to the Trustee an opinion of counsel addressing certain federal income tax matters relating to the defeasance, and
(h) the Company delivers to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of such Debentures as contemplated by the Indenture have been complied with. (Section 11.03.)

     The Trustee shall hold in trust cash or U.S. Government Obligations deposited with it as described above and shall apply the deposited cash and the proceeds from deposited U.S. Government Obligations to the payment of principal, premium, if any, and interest with respect to such Debentures. (Section 11.04.)

     The Company has the right to replace the Trustee under certain circumstances, including (subject to the Company satisfying certain conditions) if the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to another corporation or banking association. (Section 7.08.)

     The Company may maintain banking and other commercial relationships with the Trustee and its affiliates in the ordinary course of business, and the Trustee may own Debentures.

REGISTRATION AGREEMENT

     The Company entered into the Registration Agreement with the Initial Purchaser on February 4, 1997 in connection with the sale of the Old Debentures pursuant to which the Company has agreed, for the benefit of the Holders of each of the Old 2027 Debentures and the Old 2097 Debentures, at the Company's cost, to (i) file this Exchange Offer Registration Statement within 90 days after the date of original issuance of the Old Debentures (the "Issue Date") with the Commission with respect to the Exchange Offers and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 180 days after the Issue Date. Promptly after the Exchange Offer Registration Statement is declared effective, the Company will consummate the Exchange Offers. The Company will keep the Exchange Offers open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offers is mailed to the holders of the Old Debentures.

     In the event that any changes in law or applicable interpretations of the staff of the Commission do not permit the Company to effect the Exchange Offers with respect to the Old 2027 Debentures or the Old 2097 Debentures, or if for any reason the Exchange Offer Registration Statement is not declared effective within 180 days following the Issue Date, or upon the request of the Initial Purchaser under certain circumstances, the Company will, in lieu of effecting the registration of the New Debentures pursuant to the Exchange Offer Registration Statement and at its cost, (i) as promptly as practicable, file with the Commission a Shelf Registration Statement covering resales of the applicable Old Debentures, (ii) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act by the 210th day after the Issue Date (or promptly in the event of a request by the Initial Purchaser) and (iii) keep effective the Shelf Registration Statement until the earliest of (x) the third anniversary of the Issue Date (or the first anniversary of the effective date if such Shelf Registration Statement is filed at the request of the Initial Purchaser), (y) the time when the Old Debentures registered thereunder can be sold by non-affiliates pursuant to Rule 144 under the Securities Act without limitation under clauses (c), (e), (f) and (h) of Rule 144, or (z) such time as all the Debentures registered thereunder have been sold. During any consecutive 365-day period, the Company will have the ability to suspend the availability of the Shelf Registration Statement for up to two periods of up to 45 consecutive days, but no more than an aggregate of 60 days during any 365-day period. The Company will, in the event of the filing of a Shelf Registration Statement, provide to each holder of such applicable Old Debentures copies of the prospectus which is part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement for such Old Debentures has become effective and take certain other actions as are required to permit unrestricted resales of such Old Debentures. A Holder of such Debentures that sells such Debentures pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement which are applicable to such a holder (including certain indemnification obligations). In addition, each Holder of such Old Debentures will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Agreement in order to have their Old Debentures included in the Shelf Registration Statement and to benefit from the provisions regarding Special Interest set forth in the following paragraph. If the Company has consummated the Exchange Offers, then, subject to certain limited exceptions, the Company will have no obligation to file or to maintain the effectiveness of a Shelf Registration Statement with respect to any Old 2027 Debentures or Old 2097 Debentures that are not tendered in the Exchange Offers.

     In the event that (i) by the 90th day following the Issue Date, the Exchange Offer Registration Statement is not filed with the Commission, (ii) by the 180th day following the Issue Date, neither the Exchange Offer Registration Statement is declared effective nor (if the Exchange Offers are not permitted as described above) the Shelf Registration Statement is filed with the Commission, or (iii) by the 210th day following the Issue Date, neither the Exchange Offers with respect to the Old 2027 Debentures and the Old 2097 Debentures are consummated nor the Shelf Registration Statement is declared effective (each such event referred to in clauses (i) through (iii), a "Registration Default"), interest will accrue on the applicable Old Debentures (in addition to stated interest on such Debentures) from and including the next day following each such Registration Default. In each case such additional interest (the "Special Interest") will be payable in cash semiannually in arrears each February 1 and August 1, at a rate per annum equal to 0.25% of the principal amount of such Debentures for each such Registration Default. The aggregate amount of Special Interest payable pursuant to the above provisions could in no event ever have exceeded 0.75% per annum of the principal amount of such Debentures, and, because the Company filed the Exchange Offer Registration Statement by the 90th day following the Issue Date, the aggregate amount of Special Interest payable pursuant to the above provisions will not exceed 0.50% per annum of the principal amount of such Debentures. Upon (a) the filing of the Exchange Offer Registration Statement after the 90-day period described in clause (i) above,
(b) the effectiveness of the Exchange Offer Registration Statement or the filing of the Shelf Registration Statement after the 180-day period described in clause
(ii) above or (c) the consummation of the Exchange Offer for such Debentures or the effectiveness of a Shelf Registration Statement, as the case may be, after the 210-day period described in clause (iii) above, the Special Interest payable on such Debentures as a result of the applicable Registration Default will cease to accrue. For purposes of the preceding sentence, the curing of a Registration Default by the means described in clause (b) above shall constitute a cure of the Registration Defaults described in clauses (i) and (ii) above, and the curing of a Registration Default by the means described in clause (c) above shall constitute a cure of the Registration Defaults described in clauses (i),
(ii) and (iii) above.

     In the event that a Shelf Registration Statement is declared effective pursuant to the paragraph preceding the immediately preceding paragraph, if the Company fails to keep such Registration Statement continuously effective for the period required by the Registration Agreement (except as specifically permitted therein ), then from such time as the Shelf Registration Statement is no longer effective until the earlier of (i) the date that the Shelf Registration Statement is again deemed effective and (ii) the date that is the earliest of
(x) the third anniversary of the Issue Date (or until the first anniversary of the effective date if the Shelf Registration Statement is filed at the request of the Initial Purchaser), (y) the time when the Debentures registered thereunder can be sold by non-affiliates pursuant to Rule 144 under the Securities Act without any limitations under clauses (c), (e), (f) and (h) of Rule 144, or (z) the date as of which all of such Debentures are sold pursuant to the Shelf Registration Statement, Special Interest shall accrue at a rate per annum equal to 0.25% of the principal amount of the Debentures (0.50% thereof if the Shelf Registration Statement is no longer effective for 30 days or more) and shall be payable in cash semiannually in arrears each February 1 and August 1.

     The summary herein of certain provisions of the Registration Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Agreement, a copy of which is available upon request to the Company.

            CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION
                             IN THE EXCHANGE OFFERS

     Regardless of whether the Old Debentures are characterized as debt or equity for federal income tax purposes, an exchange of the Old Debentures for the New Debentures pursuant to the Exchange Offers will not constitute a taxable event for federal income tax purposes. As a result, Holders who exchange their Old Debentures for New Debentures should not recognize any income, gain or loss for federal income tax purposes with respect to such exchange. An exchanging Holder will have the same adjusted basis and holding period in the New Debentures as it had in the Old Debentures immediately before the exchange. An exchange of Old Debentures for New Debentures should not effect the determination of whether the Debentures are characterized as debt or equity for federal income tax purposes.

     For a discussion of proposed legislation which could effect, and other information regarding, the tax treatment of the 2097 Debentures, see "Description of the New Debentures -- Conditional Right to Shorten Maturity of 2097 Debentures; Certain Federal Income Tax Considerations Relating to the 2097 Debentures."

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF EXCHANGING OLD DEBENTURES FOR NEW DEBENTURES IN THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, starting on the Expiration Date and ending on the close of business 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     The Company will not receive any proceeds from any sale of New Debentures by broker-dealers. New Debentures received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Debentures. Any broker-dealer that resells New Debentures that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of New Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offers (including the expenses of one counsel for the Holders of the Old Debentures) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Debentures (including any brokerdealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Debentures offered hereby will be passed upon for the Company by Louis E. Stellato, Vice President, General Counsel and Secretary of the Company. At December 31, 1996, Mr. Stellato beneficially owned 17,273 shares of common stock of the Company and held options to purchase an additional 39,800 shares of common stock of which 34,466 were exercisable within 60 days of such date.

                            INDEPENDENT ACCOUNTANTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus, have been audited by Ernst & Young LLP, independent auditors, as stated in their report included therein.

     The consolidated financial statements relating to Thompson Minwax as of December 31, 1995 and for the year ended December 31, 1995, incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent accountants, as stated in their report incorporated by reference herein.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE AS OF WHICH INFORMATION IS GIVEN IN THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    4
Incorporation of Certain Documents by
  Reference...........................    4
The Company...........................    5
Summary...............................    7
Risk Factors..........................   11
Use of Proceeds.......................   12
Summary Historical Financial
  Information.........................   13
Unaudited Pro Forma Combined Condensed
  Financial Statements................   14
The Exchange Offers...................   17
Description of the New Debentures.....   24
Certain Federal Income Tax
  Consequences of Participation in the
  Exchange Offers.....................   35
Plan of Distribution..................   35
Legal Matters.........................   36
Independent Accountants...............   36

======================================================
======================================================

    $300,000,000

    THE SHERWIN-WILLIAMS
    COMPANY

    $150,000,000

    7.375% DEBENTURES DUE 2027

    $150,000,000

    7.45% DEBENTURES DUE 2097
                                      LOGO

    PROSPECTUS

    DATED               , 1997

    ----------------------------------------------------------

    ----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article IV of the Company's Code of Regulations, as amended April 27, 1988 ("Regulations"), filed as Exhibit 4(b) to Post-Effective Amendment No. 1 to Form S-8 Registration Statement Number 2-91401, dated April 29, 1988, is incorporated herein by reference.

     Reference is made to Section 1701.13(E) of the Ohio Revised Code relating to the indemnification of directors and officers of an Ohio corporation and to Sections 1 and 2 of Article IV of the Regulations.

     The Ohio Revised Code and Section 1 of Article IV of the Regulations provide that the Company will indemnify its directors, officers, employees and agents against amounts which may be incurred in connection with certain actions, suits or proceedings under the circumstances as set out in Sections 1(a) and 1(b) of Article IV of the Regulations. However, the Ohio Revised Code and
Section 1 of Article IV of the Regulations limit indemnification in respect of certain claims, issues or matters as to which such party is adjudged to be liable for negligence or misconduct in performance of his duty to the Company and also in actions in which the only liability asserted against a director is for certain statutory violations. The Ohio Revised Code and Section 1 of Article IV of the Regulations also provide that general indemnification provisions as found in Sections 1(a) and 1(b) of Article IV of the Regulations do not limit the remaining provisions of Article IV of the Regulations.

     In addition, the Ohio Revised Code and Section 1(e) of Article IV of the Regulations provide that the Company may pay certain expenses in advance of the final disposition of an action if the person receiving the advance undertakes to repay the advance if it is ultimately determined that the person receiving the advance is not entitled to indemnification. Also, with certain limited exceptions, expenses incurred by a director in defending an action must be paid by the Company as they are incurred in advance of the final disposition if the director agrees (i) to repay such advances if it is proved by clear and convincing evidence that the director's action or failure to act involved an act or omission undertaken with reckless disregard for the Company's interests and
(ii) to reasonably cooperate with the Company concerning the action.

     The Company may from time to time maintain insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against such director or officer in any such capacity, subject to certain exclusions. The Company also has entered into indemnification agreements with its directors and certain of its officers providing protection as permitted by law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     An index of exhibits appears at page II-5.

ITEM 22. UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended ("Securities Act").

     (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus/Proxy Statement pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to supply means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CLEVELAND, STATE OF OHIO, ON THE 22ND DAY OF APRIL, 1997.

                                          THE SHERWIN-WILLIAMS COMPANY

                                          By /s/  L. E. STELLATO

                                            ------------------------------------
                                                    L. E. Stellato, Esq.
                                             Vice President, General Counsel &
                                                          Secretary

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                             TITLE                        DATE
------------------------------------- ---------------------------------  ---------------------

/s/  J. G. BREEN                      Director, Chairman of the Board       April 22, 1997
------------------------------------- and Chief Executive Officer,
J. G. Breen                           Principal Executive Officer

/s/  T. A. COMMES                     Director, President and Chief         April 22, 1997
------------------------------------- Operating Officer
T. A. Commes

/s/  L. J. PITORAK                    Senior Vice President-Finance,        April 22, 1997
------------------------------------- Treasurer and Chief Financial
L. J. Pitorak                         Officer, Principal Financial
                                      Officer

/s/  J. L. AULT                       Vice President-Corporate              April 22, 1997
------------------------------------- Controller, Principal Accounting
J. L. Ault                            Officer

*                                     Director                                     *
-------------------------------------
J. M. Biggar

*                                     Director                                     *
-------------------------------------
D. E. Collins

*                                     Director                                     *
-------------------------------------
D. E. Evans

*                                     Director                                     *
-------------------------------------
R. W. Mahoney

*                                     Director                                     *
-------------------------------------
W. G. Mitchell

*                                     Director                                     *
-------------------------------------
A. M. Mixon, III

*                                     Director                                     *
-------------------------------------
C. E. Moll

*                                     Director                                     *
-------------------------------------
H. O. Petrauskas

*                                     Director                                     *
-------------------------------------
R. K. Smucker

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement on behalf of the designated Officers and Directors of The Sherwin-Williams Company pursuant to Powers of Attorney executed on behalf of each of such Directors and Officers which are filed as an Exhibit hereto.

*By: /s/  L. E. STELLATO                                      April 22, 1997

     -----------------------------------------------------------
               L. E. Stellato
              Attorney-in-Fact

                               INDEX OF EXHIBITS

Exhibit 4.1     Indenture between The Sherwin-William Company and The Chase Manhattan Bank
                (formerly known as Chemical Bank), as Trustee, dated February 1, 1996, incorporated herein by reference to Exhibit 4(b) to the Company's
                Registration Statement on Form S-3 (File No. 333-01093).

Exhibit 4.2     Purchase Agreement dated February 4, 1997 between the Company and Salomon
                Brothers Inc, filed herewith.

Exhibit 4.3     Registration Agreement dated February 4, 1997 between the Company and Salomon
                Brothers Inc, filed herewith.

Exhibit 4.4*    Form of New 7.375% Debenture Due 2027.

Exhibit 4.5*    Form of New 7.45% Debenture Due 2097.

Exhibit 5       Opinion of L. E. Stellato, Esq., Vice President, General Counsel and
                Secretary of the Company, regarding validity of New Debentures being registered, filed herewith.

Exhibit 8       Opinion of Arnold & Porter regarding the federal income tax consequences of the Exchange Offers, filed herewith.

Exhibit 12      Statement regarding the computation of the ratio of earnings to fixed charges.

Exhibit 23.1    Consent of Ernst & Young LLP, independent accountants for the Company, filed herewith.

Exhibit 23.2    Consent of Deloitte & Touche LLP, regarding financial statements of Thompson
                Minwax, filed herewith.

Exhibit 23.3    Consent of L. E. Stellato, Esq., contained in the opinion filed as Exhibit 5 hereto.

Exhibit 23.4    Consent of Arnold & Porter, contained in the opinion filed as Exhibit 8 hereto.

Exhibit 24      Powers of Attorney of certain directors and officers of the Company, filed herewith.

Exhibit 99.1    Form of Letter of Transmittal, filed herewith.

Exhibit 99.2    Form of Exchange Agent Agreement between the Company and The Chase Manhattan
                Bank, as Exchange Agent, filed herewith.

---------------

* To be filed by amendment.